Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2011 Incentive Compensation Plan of Caesarstone Sdot-Yam Ltd. (the “Company”) of our report dated March 7, 2016, with respect to the Company’s consolidated financial statements for the year ended December 31, 2015 and the effectiveness of the Company’s internal control over financial reporting included in its Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/Kost, Forer, Gabbay & Kasierer Kost, Forer, Gabbay and Kasierer A member of Ernst & Young Global
Tel Aviv, Israel
March 29, 2016